Exhibit (p)(1)
CODE OF ETHICS
PACIFIC SELECT FUND and PACIFIC LIFE FUNDS
The following Code of Ethics (“Code”) is adopted by Pacific Select Fund and Pacific Life Funds (each a “Fund”, together the “Funds”) pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Act”). This Code is intended to ensure that all acts, practices and courses of business engaged in by Access Persons (as defined in this Code) of the Funds reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j-1 thereunder. Each investment adviser or sub-adviser (“Manager”) of the Funds or any portfolio or fund thereof (each a “Series” as defined in this Code) is subject to this Code, unless each Fund’s Board of Trustees (together the “Board”) excuses such Manager from compliance with the Funds’ Code. The Board may excuse a Manager from compliance if the Manager represents to the Board that it has adopted a code of ethics that complies with Rule 17j-1 of the Act, as currently in effect, and that such code contains procedures reasonably designed to prevent Access Persons from violating such code.
I. DEFINITIONS
(a)	“Access Person” means any director, trustee, officer, general partner, or “Advisory Person” (as defined in this Code) of the Funds, or any Manager thereof, as well as any “Portfolio Employee” (as defined in this Code). However, the term “Access Person,” contained herein, shall not include (i) any Independent Trustee of the Funds’ Board unless specifically noted or (ii) any officer of the Funds or a director, trustee, officer, partner or employee of any Manager of the Funds who is subject to another code of ethics, provided that such code of ethics is approved by the Board.

(b)	“Advisory Person” means (i) any director, officer, general partner or employee of the Funds (or of any company in a control relationship to the Funds) or any of its Managers or their adviser or administrator, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a “Security” (as defined in this Code) by the Funds, or whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security by the Funds; and (ii) any natural person in a control relationship to the Funds who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a Security.

(c)	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(d)	“Security Held or to be Acquired” by a Fund means (i) Any Security which, within the most recent 15 days is or has been held by a Fund or is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security.
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

(e)	“Beneficial Ownership” is interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, (as amended from time to time), except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.[1]

(f)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act (as amended from time to time). Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(g)	“Security” or “Securities” shall have the meaning set forth in Section 2(a)(36) of the Act (as amended from time to time), except that it shall not include “Exempt Securities” (as defined in this Code).

(h)	“Exempt Securities” include securities that are direct obligations of the Government of the United States, money market instruments[2] as defined under Rule 17j-1 of the Act (as amended from time to time), and shares of registered open-end investment companies, which includes shares of open-ended exchange traded funds (“ETFs”),

[1]	You are considered to have Beneficial Ownership of Securities if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect Pecuniary Interest in the Securities. You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect Pecuniary Interest in Securities:
(a)	Securities held by members of your immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include any adoptive relationship.

(b)	Your interest as a general partner in Securities held by a general or limited partnership.

(c)	Your interest as a manager-member in the Securities held by a limited liability company.
You do not have an indirect Pecuniary Interest in Securities held by a corporation or similar entity in which you hold an equity interest, unless you are a controlling equity holder and you do not have or share investment control over the Securities held by the entity.
The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:
(a)	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

(b)	Your ownership of a vested beneficial interest in a trust.

(c)	Your status as a settlor of a trust, if you have the power to revoke the trust without the consent of another person.

[2]	Currently, the following are exempted: bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

but does not include interests in or shares of the Funds[3], or such other securities as may be excepted under the provisions of Rule 17j-1.
(i)	“Portfolio Employee” is any person who is employed by a Manager of a Series and who is authorized to make investment decisions on behalf of a Series, as well as investment personnel such as securities analysts and traders who advise or execute the decisions of Managers of a Series. (Note: a Portfolio Employee is included within the definition of Access Person).

(j)	“Fund” or “Funds” means the Pacific Select Fund and/or Pacific Life Funds, and each of their Series, each a registered investment company under the Act,.

(k)	“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

(l)	“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(m)	“Interested Person” shall have the meaning that is set forth in Section 2(a)(19) of the Act.

(n)	“Independent Trustee” shall mean any trustee of the Funds who is not an Interested Person.

(o)	“Series” shall mean a portfolio or fund of the Funds.

(p)	“Board” shall mean collectively, the entire board of trustees of each Fund, including both Independent Trustees and Interested Trustees.

(q)	“Interested Trustees” shall mean a trustee of the Funds who is also an Interested Person.
II. STATEMENT OF GENERAL PRINCIPLES
The following are general principles governing personal securities transactions by Access Persons of the Funds, including Independent Trustees:
(1)	Access Persons have a duty to place the interests of the Funds’ shareholders first;

[3]	Shares of Pacific Life Funds and Pacific Select Fund include shares of each of their Series, which includes interests in Pacific Select Fund through ownership of variable contracts issued or administered by Pacific Life Insurance Company and Pacific Life & Annuity Company.
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

(2)	Access Persons must comply with this Code and avoid any actual or potential conflicts of interest in personal securities transactions; and

(3)	Access Persons cannot take inappropriate advantage of their positions, including in particular, front-running purchases or sales by the Funds.
III. GENERAL PROHIBITIONS
A.	No Access Person, including Independent Trustees, shall, in connection with the Purchase or Sale of a Security, directly or indirectly, by such person of a Security Held or to be Acquired by the Funds:
(1)	employ any device, scheme or artifice to defraud the Funds;

(2)	make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds;

(4)	engage in any manipulative practice with respect to the Funds.
B.	In this connection it shall be impermissible for any Access Person to purchase or sell, directly or indirectly, any Security (or any option to purchase or sell such security) in which (s)he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which (s)he has actual knowledge at the time of such purchase or sale that such Security:
(1)	is being considered for purchase or sale by the Funds; or

(2)	is being purchased or sold by the Funds.
Apart from preclearance procedures required by Section VI, this does not impose any duty or requirement on Access Persons to inquire of Portfolio Employees if a Security is being considered or is being purchased or sold by the Funds.
C.	Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Funds’ Compliance Officer (or his/her designee), prior to proceeding with the transaction.

D.	An Access Person may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business or desires to do business with the Funds, including trading with any of the Series of the Funds. It is not prohibited to (i) accept gifts from a single giver, so long as the
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

annual aggregate value does not exceed $100; or (ii) attend business meals, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and the giver is present with the Access Person.
IV. EXEMPT TRANSACTIONS FOR ACCESS PERSONS
     These transactions are exempt from quarterly reporting.
The prohibitions of Section III of this Code shall not apply to the following transactions by an Access Person, including Independent Trustees:
(1)	Purchases or sales of Securities over which the Access Person has no direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence;

(2)	Purchases or Sales of Securities which are not eligible for purchase or sale by the Funds;

(3)	Purchases or Sales of Securities which are nonvolitional on the part of either the Access Person or the Funds;

(4)	Purchases of Securities which are part of an automatic dividend reinvestment plan;

(5)	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired with respect to Securities of which you have Beneficial Ownership.

(6)	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

(7)	Subject to the restrictions on participation in private placements set forth below under Private Placements, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are convertible into or exchangeable for, or represent the right to purchase or otherwise acquire, publicly-traded Securities. However, you will have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equity holder and do not have or share investment control over the Securities held by the entity.
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

(8)	Transactions which appear to the Compliance Officer of the Funds or his/her designee to present no reasonable likelihood of harm to the Funds and which have been authorized in advance by the Compliance Officer.

V.	TRANSACTIONS WHICH DO NOT REQUIRE PRECLEARANCE (NOT APPLICABLE TO INDEPENDENT TRUSTEES)
        (These transactions are subject to reporting requirements).
        The following transactions do not require preclearance:
(1)	Purchases or sales of Securities which are not eligible for purchase or sale by the Series managed by the Manager which employs the Portfolio Employee.

(2)	Purchases or sales of up to $100,000 per calendar month per issuer of fixed-income Securities.

(3)	Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

(4)	Purchases or sales of up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by qualified foreign governments.

A qualified foreign government is a national government of a developed foreign country with outstanding fixed-income securities in excess of fifty billion dollars.

(5)	Purchases or sales of up to the greater of 1,000 shares per day or $150,000, but not more than the greater of 2,000 shares or $300,000 per calendar week, per issuer, of large-cap issuers.

A large-cap issuer is an issuer with a total market capitalization in excess of one billion dollars and an average daily trading volume during the preceding calendar month, on the principal securities exchange (including NASDAQ) on which its shares are traded, in excess of 50,000 shares.

(6)	Purchases or sales of up to the lesser of 500 shares or $50,000 per calendar week, per issuer, of stock of issuers other than large-cap issuers.

(7)	Purchases or sales of up to $1,000,000 in total notional open interest per calendar month, per index, of exchange-traded options on broadly-based indices.

A broadly-based index is an index with an average notional open interest during the preceding calendar quarter in excess of one billion dollars.
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

(8)	Any purchase or sale of shares of registered closed-end investment companies.

(9)	Interests or shares in the Funds, which includes each Series.

(10)	Foreign currency transactions, including futures, swaps and options.

(11)	Commodity (agricultural, natural resource or currencies only) derivatives (e.g., futures, swaps or options).
     Access Persons should keep the following in mind:
(1)	Section V transactions do not require preclearance, but must be reported to the Funds’ Compliance Officer on quarterly and annual reports (see Section X).

(2)	The Securities of qualified foreign governments, large-cap issuers and broadly-based indices which qualify under Section V may change from time to time. Accordingly, you may purchase Securities in a Section V transaction, only to find that you cannot sell them later without preclearance. In that case, you will be able to sell them only if you preclear the sale in compliance with the procedures set forth in the current Code.
     In addition, Portfolio Employees should keep the following in mind:
(1)	Section V transactions are subject to the prohibition against short-swing trading set forth in this Code.
VI. PRECLEARANCE PROCEDURES (NOT APPLICABLE TO INDEPENDENT TRUSTEES)
The purchase or sale of any Security by any Access Person that is not exempt per Section IV, or does not require preclearance in accordance with Section V, requires preclearance by the Compliance Officer of the Funds or the Compliance Officer of the Manager that employs such Access Person. If you are required to preclear a transaction, complete the preclearance form in writing and submit it to the Compliance Officer. You must receive approval in writing before you trade. See Preclearance of Securities Transactions Form for additional information.
     Preclearance will generally not be granted under the following circumstances:
(1)	The Securities may not be purchased or sold on any day that any Access Person has knowledge that there is a pending buy or sell order in the same Security on behalf of the Funds until that order is executed or withdrawn. In addition, if there were purchases or sales of such Security the day prior to the date on which the Access Person seeks to execute a trade that requires
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

preclearance, the Compliance Officer must confirm with the appropriate Manager that all activity in that Security has been completed by the Manager in order to give preclearance of any trades in that Security.

(2)	The Securities may not be purchased or sold by a Portfolio Employee during the period which begins seven days before and ends seven days after the day on which a Series you manage trades in the same Security.

(3)	The Securities may be purchased or sold only if the Compliance Officer has given preclearance in writing, and the purchase or sale is executed by the deadline given by the Compliance Officer, generally the close of business on the day after preclearance is given. Preclearance will not be given unless a determination is made that the purchase or sale complies with this Code and the foregoing restrictions. The form for requesting preclearance is attached hereto as Appendix I.

(4)	Any transaction which violates these procedures must be unwound, or if that is not practical or not possible, profits received by the Access Person must be contributed to a charitable organization.
If you are unsure if your transaction requires preclearance, you should complete and submit a Preclearance of Securities Transactions Form.
VII. PRIVATE PLACEMENTS
If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Securities in a private placement, unless you have received the prior written approval of your firm’s compliance officer, who shall be designated as such to the Board. The Board may delegate its authority to designate a firm’s compliance officer. Approval may not be given unless a determination is made that the investment opportunity should not be reserved for the Funds.
If you are a Portfolio Employee and you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment to your firm’s compliance officer when you play a part in any consideration of an investment by the Funds in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by another Portfolio Employee of the firm who does not have Beneficial Ownership of any Securities of the issuer.
VIII. INITIAL PUBLIC OFFERINGS (“IPOs”)
If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Securities in an IPO unless you receive prior written approval from the Compliance Officer.
IX. SHORT-TERM TRADING
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

If you are a Portfolio Employee, you may not profit from the purchase and sale, or sale and purchase, within 30 calendar days of the same (or equivalent) Securities of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization. Nothing in this paragraph shall be deemed to permit avoidance of loss through short-term trading. The Compliance Officer may assess a fine for losses avoided as a result of short-term trading as defined herein.
You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.
X. REPORTING
There are two types of reporting: holdings and transactions. Holdings are reported on the initial and on the annual report. Transactions are reported on a quarterly basis, beginning after the initial report. Although holdings and transactions in Exempt Securities are not reportable, Access Persons must still complete and provide reports in accordance with this Section. If there are only holdings and/or transactions in Exempt Securities and/or there are no Securities holdings and/or transactions to report, then the appropriate reporting response is “None.”
A.	Initial and annual reporting. Every Access Person (except Independent Trustees) shall (i) file with the Funds an initial holdings report within 10 days of becoming an Access Person and (ii) file with the Funds a holdings report annually. Holdings reports must be current as of a date no more than 45 days before the report is submitted. (Sample Report of Initial/Annual Securities Holdings is attached hereto as Appendix IV).

B.	Quarterly reporting. Every Access Person (except as noted in paragraph (B)(i)) below with respect to Independent Trustees) shall (i) file with the Funds a quarterly report, no later than 30 days after the end of a calendar quarter, of any transaction in Securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security. (Sample Personal Transaction Reporting Form is attached hereto as Appendix II). For Quarterly Report of Securities Transactions in the Funds, the Compliance Officer, or the Compliance Officer’s designee, will obtain from the appropriate division and/or PFPC for Pacific Life Funds, as applicable, a copy of your Fund transaction statement(s) that contain activity during the quarter.
i.	An Independent Trustee of the Funds is only required to file a quarterly report on a transaction in a Security if such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Funds, should
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

have known that during the 15-day period immediately before or after the Trustee’s transaction in a Security, the Funds purchased or sold the Security, or the Funds or its Managers considered purchasing or selling the Security.

ii.	Every quarterly report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
(1)	The title/name of security issuer and the date of the transaction;

(2)	The nature of the transaction (i.e., buy or sell), including information sufficient to establish any exemption listed in Paragraph IV that is relied upon;

(3)	The number of shares or units or principal amount if a bond;

(4)	The price per share or bond and total purchase or sale price;

(5)	The firm effecting the transaction (i.e., name of the broker, dealer, bank, Pacific Life Funds, Pacific Life, and/or Pacific Life & Annuity, each a “Firm Effecting a Transaction”).
For any account, which includes Pacific Life Funds and/or variable life insurance policies or variable annuity contracts issued or administered by Pacific Life Insurance Company and Pacific Life & Annuity Company, established by an Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person, provide the following, as applicable:
(a)	The date the account was established;

(b)	Account title;

(c)	Account number and/or contract number; and

(d)	Name of Firm Effecting a Transaction.
C.	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of this Code.

D.	The Funds, and each of its Managers, and Principal Underwriter must identify all Access Persons (including Independent Trustees) who are required to make these reports and must inform those Access Persons of their reporting obligation.
XI. CERTIFICATE OF COMPLIANCE
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

As an Access Person, you are required to certify annually that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that, to the best of your knowledge, you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year required to be reported under this Code. An officer or other authorized signatory of each Manager shall obtain certificates of compliance from each Portfolio Employee (a copy of a form of which is attached hereto as Appendix III) and certify on behalf of each Series of the Funds that it manages, that as a firm, it has complied with this Code.
XII. REVIEW AND ENFORCEMENT
A.	Review
(1)	The Compliance Officer of the Funds (or his/her designees) shall from time to time review the reported personal securities transactions of Access Persons to determine whether any violation of this Code may have occurred, taking into account all the exemptions and exceptions provided under Sections IV and V. The Compliance Officer or his/her designees shall review holdings reports at least annually and transaction reports at least quarterly. Before making any determination that a violation has been committed by an individual, the Compliance Officer of the Funds (or his/her designee) shall give such person an opportunity to supply additional information regarding the transaction in question.

(2)	The Compliance Officer shall be responsible to maintain a current list of all Funds’ Access Persons, updated at least quarterly.

(3)	The Compliance Officer of the Funds or his/her designees shall report at least annually to the Board regarding compliance with this Code, including violations if any and recommendations for change if necessary.
B.	Enforcement
(1)	If the Compliance Officer of the Funds (or his/her designees) determines that a violation of this Code may have occurred, they shall promptly report the possible violation to the Board. The Board, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

(2)	No person shall participate in a determination of whether he/she has committed a violation of this Code or in the imposition of any sanction against himself/herself.
XIII. RECORDS
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007

The Funds shall maintain records in the manner and to the extent set forth in the Act and shall make the same available for appropriate examination by representatives of the Securities and Exchange Commission (“SEC”):
(1)	A copy of this Code and any other code of ethics that is, or at any time within the past five years has been in effect, shall be maintained in an easily accessible place;

(2)	A record of any violation of this Code, and of any action taken as a result of such violation, shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(3)	A copy of each report, including any information provided in lieu of the reports required under Section X, made pursuant to this Code by an Access Person shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(4)	A record of all persons who are, or within the past five years have been, required to make reports or were responsible for reviewing these reports pursuant to this Code, shall be maintained in an easily accessible place.

(5)	A copy of each report required by Section XII. (3) above shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(6)	The Funds or their investment adviser shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of Securities in IPOs and/or Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.
XIV. CONFIDENTIALITY
     All reports of Securities transactions and any other information filed with the Funds pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the SEC.
Combined Code for Pacific Select Fund and Pacific Life Funds, Effective January 1, 2007